 EXHIBIT 2.3

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Agreement”) is made and entered into this 1st day of January, 2024 (the “Effective Date”), by and between REELEMENT TECHNOLOGIES CORPORATION, an Indiana corporation (“Buyer”), and AMERICAN METALS LLC, an Indiana limited liability company (“Seller”).

WITNESSETH:

WHEREAS, Buyer desires to have a source of supply of appropriate and useful feedstock processed by Seller for its operations (referred herein as “Product”); and

WHEREAS, Seller is willing and able to supply Buyer with the Product from its operations and/or facilities located in Noblesville, Indiana and Marion, Indiana, as well as other locations of the Seller as they are developed, pursuant to the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the terms, conditions, covenants and provisions contained in this Agreement, agree as follows:

1. Term and Termination.

a. Term. This Agreement shall become effective on the “Effective Date” and continue for Five (5) years (the “Initial Term”), unless earlier terminated pursuant to Section 1(b). The Initial Term will be automatically extended for additional Twelve (12) month periods thereafter (each, an “Extended Term”, and combined with the Initial Term, the “Term”) unless written notice is provided by one party to the other at least Ninety (90) days prior to the expiration of an Extended Term of the party’s intent not to extend.

b. Termination. In addition to the provisions in Section 1(a), either party shall have the right to terminate this Agreement under any of the following conditions:

i.

upon the occurrence of a material breach by the other party of this Agreement which is not waived in writing by the non-defaulting party; provided that, the non-defaulting party shall give written notice to the defaulting party specifying the term or condition of such alleged breach and the defaulting party shall have a period of thirty (30) days to cure the same (fifteen (15) days in respect to payment defaults); or

ii.

in the event the other party is declared insolvent or bankrupt or makes an assignment for the benefit of creditors, or in the event a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal Bankruptcy Act or any amendment thereto.

If the defaulting party cures its performance within the applicable notice period, the non-defaulting party shall resume performance of its obligations and the termination notice shall be void and this Agreement shall continue; otherwise, this Agreement shall terminate in accordance with such notice. No termination of this Agreement shall relieve the parties of any liability or obligation arising under this Agreement that has accrued prior to the effective date of such termination. Upon termination of this Agreement for any reason, neither party shall have any further rights to use any of the Confidential Information, as defined in Section 8 of this Agreement, of the other party.

Page 1 of 10

2. Purchase and Sale; Quantity; Scheduling.

a. Supply & Specifications. Buyer shall have the right of first refusal to purchase any and all Product produced by Seller for the price identified in Section 2(b). On the first day of each calendar month during the Term, Seller will provide Buyer the tonnage and specifications of Product set forth in Exhibit A that is available to sell to the Buyer. Buyer shall have up to ten (10) days to provide Seller with written notice of any quantity of Product the Buyer will buy for that calendar month, and Seller agrees to sell said Product to Buyer. For purposes of this Agreement, all references to “ton” shall mean a metric tonne equivalent to 2,205 pounds. Seller represents the specifications of Product as set forth in Exhibit A (the “Specifications”).

b. Price. All quantities of the Products sold to Buyer under this Agreement shall be sold to Buyer at prices set forth on Exhibit B.

c. Title, Risk of Loss and Delivery. All of the Products sold by Seller to Buyer shall be sold FOB Incoterms 2020 the Seller’s facilities located in Noblesville, Indiana or Marion, Indiana, or at a facility of the Seller at mutual agreement between the Buyer and the Seller (each, a “Facility”). Seller will arrange freight transportation, and all appropriate risk insurance coverage for all shipments to the Facility.

d. Terms of Payment. Payment for the Product by Buyer shall be net 30 days from the date of Seller’s invoice delivered to Buyer for all product delivered to the Facility that conforms to this Agreement. All payment will be in United States Dollars.

e. Additional Rights. Should Buyer agree to source or purchase from a third-party, feedstock that Seller determines, in its sole discretion, that it can process for the benefit of the Buyer utilizing the Seller’s Facility (ies) (the “Third-Party Feedstock”), then Seller shall have the right of first refusal to process the Third Party Feedstock for, and on behalf of, the Seller for the prices set forth on Exhibit B. This right of first refusal shall expire 15 days after prompt notification from Buyer to Seller of the availability of Third-Party Feedstock in the possession or control of the Buyer. Furthermore, all Product of the Seller that Buyer determines, in its sole discretion, that is useful for Buyer’s business, will be subject to the Supply rights under Section 2(a) above.

3. Packaging. Seller agrees to package all Product to be delivered to Buyer pursuant to this Agreement in durable packaging that is compliance with all United States federal and state regulations for transportation of this commodity and which minimizes the likelihood of the packaging being damaged and resulting in spills or loss of Product during shipment.

4. Quality.

a. Specifications. All Product sold hereunder to Buyer shall be produced in accordance with and conform to the Specifications, which Specifications may not be altered without the mutual agreement in writing of Seller and Buyer. Seller shall notify Buyer promptly after Seller becomes aware of any failure of the Product to meet the Specifications in any material respect.

b. Warranty. Seller warrants to Buyer that the Product (i) will conform to the Specifications; and (ii) shall be free and clear of any and all liens and encumbrances of any nature. THE ABOVE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER AND WAIVED BY BUYER. EXCEPT WITH RESPECT TO SELLER’S OBLIGATIONS UNDER THIS SECTION 4(b) AND SECTION 5(b) BELOW, BUYER ASSUMES ALL RISK WHATSOEVER AS TO THE RESULT OF THE USE OF THE PRODUCT PURCHASED, WHETHER USED SINGLY OR IN A COMBINATION WITH OTHER SUBSTANCES. If Buyer determines that any Products delivered hereunder fail to substantially conform to the Specifications, Buyer, as its sole remedy or claim hereunder (except with respect to Seller’s indemnification obligations with respect to third-party claims under Section 5(a) below), shall provide written notice of such nonconformity to be received by Seller within Fifteen (15) days after invoice date, after which Seller shall, upon confirmation of such nonconformance, at its option, either replace such Products at no cost whatsoever to Buyer, or provide a credit or refund (as appropriate) to Buyer equal to the invoiced purchased price plus associated freight cost of such Products.

Page 2 of 10

c. Compliance with Laws. All aspects of the Facility (and any other location used by Seller to produce Product as provided under this Agreement) shall at all times comply in all material respects with all applicable laws, rules and regulations, and Seller shall keep and maintain the Facilty, such other locations and the machinery and equipment necessary to manufacture, produce and package the Product clean and in good operating condition during the Term. Seller shall promptly advise Buyer if any agent or representative of any country, province, federal, state or municipal agent or authority makes any written report, recommendation or citation with respect to the processes, procedures, practices or equipment used to manufacture, produce and/or package the Product, and shall thereafter furnish to Buyer upon request a copy of any such written report, recommendation, citation or other written information provided to Seller by such agent or representative.

d. Sanctions. Seller represents that it is not a “Sanctioned Person,” meaning any individual or entity: (i) named on a governmental denied party or restricted list, including but not limited to: the Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (“SDN List”), the OFAC Sectoral Sanctions Identifications List(“SSI List”), and the sanctions lists under any other Sanctions Laws; (ii) organized under the laws of, ordinarily resident in, or physically located in a jurisdiction subject to comprehensive sanctions administered by OFAC (currently Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine/Russia) (“Sanctioned Jurisdictions”); and/or (iii) owned or controlled, directly or indirectly, 50% or more in the aggregate by one or more of any of the foregoing.

Relating to this Agreement, each party is in compliance with and will continue to comply with all economic Sanctions Laws administered by OFAC, other U.S. regulatory agencies, the European Union and its Member States, the United Kingdom, and the United Nations (“Sanctions Laws”). Neither party will involve any Sanctioned Persons in any capacity, directly or indirectly, in any part of this transaction and performance under this transaction. Neither party will take any action that would cause the other Party to be in violation of Sanctions Laws.

Either Party’s failure to comply with this provision will be deemed a material breach of the Agreement, and the breaching Party will notify the non-breaching Party immediately if it violates, or reasonably believes that it will violate, any terms of this provision. Each Party agrees that the other Party may take any and all actions required to ensure full compliance with all Sanctions Laws without such Party incurring any liability.

e. Sampling and Inspection. Prior to a shipment of Product leaving the Facility, (i) Seller will cause it to be weighed and will cause a representative sample of the entire load to be taken in accordance with the sampling and inspection methods described in Exhibit A; and (ii) Seller shall provide to Buyer a Certificate of Analysis (“COA”), completed in accordance with the Specifications, with every shipment of Product hereunder, it being agreed and understood by the parties that COAs shall be prepared on the basis of unit load lot analyses. Seller shall require written confirmation from a representative of the Buyer (such written confirmation may be sufficient via email) of acceptance of the shipment of Product for which the COA has been prepared, prior to the shipment of Product leaving the Facility.

Page 3 of 10

f. Audits. In order to confirm that Seller is complying with the terms of this Agreement in the production of Product, Seller agrees to permit Buyer or Buyer’s representatives, upon reasonable notice to Seller, to inspect the Facility where Product is produced. If any such inspection reveals that the processes, procedures, or practices used by Seller to produce Product fail to conform to the Specifications or warranties made herein, Seller shall, upon demand by Buyer, immediately take all reasonable corrective measures and Buyer may return to the Facility as many times as is reasonably necessary to determine that the nonconforming activities have been corrected and are not recurring. Buyer shall be under no obligation to undertake any such inspections and, whether or not Buyer inspects the Product or the Facility, it shall not affect or release Seller from any obligations of Seller with respect to the Product nor shall Seller be affected or released either by Buyer’s acceptance of delivery of Product or by any inspection thereof or by payment for it.

5. Indemnification.

a. Seller agrees to defend, indemnify and hold harmless Buyer, its affiliates and subsidiaries and all of their officers, directors, employees and agents (collectively, “Buyer Indemnified Parties”) from and against any and all liability, loss, damage, fine, penalty, cost or expense (including reasonable attorneys’ fees) (collectively, “Damages”) by reason of any allegation, claim, action or suit made or instituted by any third party against any Buyer Indemnified Party, whether for death, personal injury, property damage or otherwise, relating to or arising out of (i) the Product’s failure to meet the Specifications; (ii) any infringement of any claims of any patent by reason of the production, manufacture, sale and purchase of the Product; (iii) any breach by Seller of any term or condition contained in this Agreement; or (iv) the negligent acts, omissions, or willful misconduct of Seller in performing its obligations under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such Damages to the extent covered by Buyer’s indemnification obligations under Section 5(b) or otherwise caused by acts or omissions of any Buyer Indemnified Party constituting negligence or willful misconduct.

b. Buyer agrees to defend, indemnify and hold harmless Seller, its affiliates and subsidiaries and all of their officers, directors, employees and agents (collectively, “Seller Indemnified Parties”) from and against any and all Damages by reason of any allegation, claim, action or suit made or instituted by any third party against any Seller Indemnified Party, whether for death, personal injury, property damage or otherwise, relating to or arising out of (i) the failure of any products of Buyer that incorporate the Product (the “Buyer Products”) to meet any required regulatory approvals under applicable federal, provincial, state or local laws, except to the extent Seller’s failure to fulfill its obligations to Buyer under Section 4(b) of this Agreement was the proximate cause of such Damages; (ii) the failure of any Buyer Products to comply with all warning and other requirements under applicable product labelling, environmental, health or safety laws; (iii) any infringement of the claims of any patent by reason of the production, manufacture, sale and purchase of any Buyer Products; (iv) any breach by Buyer of any term or condition contained in this Agreement; or (v) the negligent acts, omissions, or willful misconduct of Buyer in performing its obligations under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such Damages to the extent covered by Seller’s indemnification obligations under Section 5(a) or otherwise caused by acts or omissions of any Seller Indemnified Party constituting negligence or willful misconduct.

c. The indemnification obligation under this Section in any and all claims against the indemnifying party by the indemnified party, or any employee, subcontractor, agent or affiliate of the indemnified party, shall not be limited by the amount or type of damages, compensation or benefits payable by or for the indemnifying party, any subcontractor, or anyone directly or indirectly employed by any of them under workers’ compensation acts, disability benefit acts, or other employee benefit acts.

d. For purposes of this Section 5, Seller shall not be considered an affiliate or subsidiary of Buyer, and Buyer shall not be considered an affiliate of Seller.

Page 4 of 10

6. Consequential Damages. No claim shall be made or allowed by or against either party for special, incidental, or consequential damages whether based upon negligence, breach of contract, breach of warranty or otherwise.

7. Product Traceability. Seller represents and warrants to Buyer that it shall maintain all of its production and shipment records for a period of not less than two (2) years following the manufacture of Product hereunder, and shall permit Buyer to inspect and copy (at Buyer’s expense) any of such records during normal business hours and upon reasonable prior notice to Seller. In addition, Seller shall retain Product samples taken from shipped Product for a period of not less than twelve (12) months following date of shipment. In the event that Buyer determines to recall the Product or any other product that incorporates the Product, Seller agrees to reasonably cooperate with Buyer at Buyer’s expense (except to the extent otherwise covered under Seller’s warranty and indemnification obligations under Section 4(b) and Section 5(a), respectively) in order to facilitate any such recall.

8. Confidentiality.

a. Seller and Buyer may have an opportunity to receive, directly or indirectly, Confidential Information, as defined below, of the other party. Seller and Buyer, each as a receiving party, agree to keep all Confidential Information supplied to and/or learned by it in the strictest confidence. For purposes of this Agreement, “Confidential Information” shall mean any commercially sensitive information in its broadest context, and may include, by way of example but without limitation, products, specifications, formulae, equipment, business strategies, customer lists, know-how, drawings, pricing information, inventions, ideas, and other information, or its potential use, that is owned by or in possession of the disclosing party. Confidential Information shall not include that which: (a) is in the public domain prior to disclosure to the receiving party; (b) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of the receiving party; or (c) is lawfully in the receiving party’s possession prior to disclosure hereunder.

b. Proper and appropriate steps shall be taken and maintained by the receiving party to protect Confidential Information. Dissemination of Confidential Information shall be limited to employees or agents that are directly involved with performance under this Agreement, and even then, only to such extent as is necessary and essential. The receiving party shall inform its employees and agents of the confidential nature of the information disclosed hereunder and cause all such employees and agents to abide by the terms of these provisions.

c. The receiving party shall not disclose Confidential Information to any unauthorized party without prior express written consent of the disclosing party or unless required by law or court order. If the receiving party is required bylaw or court order to disclose Confidential Information, the receiving party shall provide the disclosing party with prompt written notice of such requirement so that an appropriate protective order or other relief may be sought. The obligations imposed by this Agreement, including but not limited to non-disclosure and non-use, however, shall endure so long as the Confidential Information does not become part of the public domain.

d. Confidential Information will be used only in connection with performance of this Agreement; no other use of Confidential Information will be made by receiving party, it being recognized that disclosing party has reserved all rights to Confidential Information not expressly granted herein. All documents containing Confidential Information and provided by disclosing party shall remain the property of the disclosing party, and all such documents, and copies thereof, shall be returned or destroyed upon the request of the disclosing party. Documents prepared by the receiving party using Confidential Information, or derived therefrom, shall be destroyed upon request of the disclosing party, confirmation of which shall be provided in writing. However, the receiving party may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only.

Page 5 of 10

9. Miscellaneous.

a. Assignment. Neither party may assign any of its rights hereunder, or effect an assumption of its obligations hereunder, without the prior written consent of the other party hereto.

b. Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition and the obligations of the other party with respect thereto shall continue in full force and effect.

c. Notice. All notices to be provided hereunder shall be in writing and shall be deemed given (i) if delivered personally, effective when delivered, (ii) if delivered by express delivery service, effective when delivered, (iii) if mailed by registered or certified mail, return receipt requested, effective five (5) days after mailing, or (iv) if delivered via facsimile, effective on the date of transmission (provided receipt is confirmed), which notice shall be delivered to the following address or to such other address as the party to receive notice has so designated by like notice:

If to Buyer:

ReElement Technologies Corporation

12115 Visionary Way, Suite 174

 Fishers, IN 46038

Attn: Chief Executive Officer

Email: mcj@reelementtech.com

If to Seller:

American Metals LLC

3611 South Adams Street, Suite C

Marion, IN 46953

Attn: Manager

d. Survival. The provisions of Section 4(b) (Warranty), Section 5 (Indemnification), Section 8 (Confidentiality) and Section 9 (Miscellaneous) of this Agreement shall survive termination or expiration of this Agreement, provided Buyer shall have no further obligation to make any payments not already accrued hereunder.

e. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court or arbitrator, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

f. Force Majeure. Neither party shall be liable to the other party in any respect for the failure or delay in the fulfillment or performance of this contract, including but not limited to the obligation to make or accept deliveries, if performance is hindered or prevented, directly or indirectly, by war, riots, embargo, national emergency, inadequate transportation facilities, plant breakdowns, inability to secure fuel, power, material or labor, fire, flood or windstorm or other acts of God, strikes, lockouts or other labor disturbances (whether among employees of Buyer, Seller, or others); orders or acts of any government, governmental agency or governmental authority; or any other cause of like or different kind beyond either party’s reasonable control. However, should either party be rendered unable, because of the occurrence of any of the foregoing events, to fulfill its obligations under this Agreement for a period exceeding sixty (60) days, the other party may terminate this Agreement upon written notice.

Page 6 of 10

g. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Indiana, excluding the principles of conflicts of law thereof.

h. Dispute Resolution

i.

Any controversy or claim arising out of or relating to either party’s performance under this Agreement, or the interpretation, validity or enforceability of this Agreement, will, upon the written request of either party, be referred to designated senior management representatives of Buyer and Seller for resolution. Such representatives will promptly meet and, in good faith, attempt to resolve the controversies, claims or issues referred to them.

ii.

If such representatives do not resolve the controversy or claim referred to them within thirty (30) days after reference of that matter, then either party may seek any remedy available under law, including bringing an action for relief in any court having appropriate jurisdiction.

i. Submission to Jurisdiction.

i.

Each party hereto irrevocably agrees that the courts of the State of Indiana or the United States of America for the District of Indiana located in Marion County are to have jurisdiction to settle any claims, differences, disputes or enforcement of rights for which injunctive relief is permitted by this Agreement.

ii.

Each party hereto irrevocably waives any objection it may now or hereafter have to the laying of the venue of any proceedings in any court referred to in Section 11(i)(i) and any claim that any proceedings brought in any such court have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in a court of the State of Indiana or of the United States of America for the District of Indiana shall be conclusive and binding upon the parties hereto and may be enforced in the courts of any other jurisdiction.

j. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

k. Section Headings. The Article and Section headings contained in this Agreement are for convenience of reference only and shall not in any way alter or affect or be deemed to alter or affect the meaning or in any way affect the interpretation of any provisions hereof.

l. Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire understanding between the parties and supersedes all other prior agreements, written or oral, between the parties with respect to the subject matter of this Agreement. There are no understandings, representations or warranties of any kind, express or implied, not expressly set forth in this Agreement. No modification of this Agreement will be effective unless in writing and signed by both parties.

Page 7 of 10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date first written above.

BUYER

REELEMENT TECHNOLOGIES CORPORATION

By:	/s/ Mark Jensen
Name:	Mark Jensen
Title:

SELLER

Electrified Materials Corporation

By:	/s/ Christopher M. Dreska
Name:	Christopher M. Dreska
Title:

Page 8 of 10

Exhibit A: Quantity and Specifications

Sale Month ____________________, 202___

Material	Quantity	Element(s)

Note: Quality and Specifications of any above-listed materials will be provided through use of third-party lab analysis.

Initials

Buyer: _________________

Seller: _________________

Page 9 of 10

Exhibit B: Price

All Product sold under this Agreement shall be at price of Seller’s Operating Cost plus 20.0%.

“Operating Cost” shall be defined as the direct operating costs borne by the Seller to product the Product to the Quantity and Specifications in Exhibit A.

Initials

Buyer: _________________

Seller: _________________

Page 10 of 10